Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-3 of our reports dated February 22, 2012, relating to the consolidated financial statements and consolidated financial statement schedule of NBC Universal, Inc. and subsidiaries (as predecessor) and NBCUniversal Media, LLC and subsidiaries (as successor) (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to General Electric Company’s transaction with Comcast Corporation on January 28, 2011) appearing in the Annual Report on Form 10-K of NBCUniversal Media, LLC for the fiscal year ended December 31, 2011, which is included in this Registration Statement as Exhibit 99.2, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

September 28, 2012